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                                           EXHIBIT 4.3

      AGREEMENT AS TO EXPENSES AND LIABILITIES


        AGREEMENT, dated as of _______________ between USX Corporation ("USX"), a corporation organized under the laws of the State of Delaware, United States of America, and USX Capital LLC, a limited life company organized under the laws of the Turks and Caicos Islands ("Capital").

        WHEREAS, Capital is issuing on the date hereof
_______ shares of its_______% Cumulative Monthly Income
Preferred Shares, Series A (the "Preferred Shares") with a liquidation preference (the "Liquidation
Preference") of $25 per share;

        WHEREAS, USX Capital Management Company
("Capital Management") will be the Manager of Capital (as defined in the Articles of Association of Capital);

        WHEREAS, USX will directly or indirectly own all of the common shares of Capital (the "Common Shares");

        WHEREAS, USX and Capital Management have entered into a Keep Well Agreement dated the date hereof (the "Keep Well Agreement"), pursuant to which USX will cause Capital Management to at all times have at least $1.00 more than its cash obligations;


        NOW, THEREFORE, in consideration of the fact that USX will directly or indirectly own all of the Common Shares, USX and Capital hereby agree as follows:

        Section 1.01.  Guarantee by USX. Subject
to the terms and conditions hereof, USX hereby irrevocably and unconditionally guarantees to each person or entity to whom Capital is now or hereafter becomes indebted or liable (other than obligations to holders of the Preferred Shares in such holders' capacities as holders of such shares; such obligations being separately guaranteed to the extent set forth in the Payment and Guarantee Agreement dated the date hereof between USX and Capital) (the "Beneficiaries") the full payment, when and as due, regardless of any defense, right of set-off or counterclaim which Capital may have or assert, of any and all indebtedness and liabilities of Capital to such Beneficiaries
(collectively, the "Obligations"). This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

        Section 1.02.  Term of Agreement.  This
Agreement will remain in effect until (i) the later of such time as all of the Preferred Shares shall have been redeemed in accordance with their terms or the Preferred Shares and the Common Shares shall have been purchased by Capital, Capital
Management or USX, as the case may be and (ii) there are no Beneficiaries remaining. This Agreement is continuing, irrevocable, unconditional and absolute.

        Section 1.03.  Waiver of Notice.  USX hereby
waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply and USX hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

        Section 1.04.  Releases, Waivers, Etc.  The
obligations, covenants, agreements and duties of USX under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

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        (a)  the release or waiver, by operation
of law or otherwise, of the performance or observance by Capital of any express or implied agreement, covenant, term or condition relating to the Obligations to be performed or observed by Capital;

        (b)  the extension of time for the payment
by Capital of all or any portion of the
Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

        (c)  any failure, omission, delay or lack
of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of Capital granting indulgence or extension of any kind;

        (d)  the voluntary or involuntary
liquidation, dissolution, sale of any
collateral, receivership, insolvency,
bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Capital or any of the assets of Capital; or

        (e)  the settlement or compromise of any
Obligation guaranteed hereby or any obligation hereby incurred.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, USX with respect to the happening of any of the foregoing.

        Section 1.05.  Enforcement.  A Beneficiary may
enforce this Agreement directly against USX and USX waives any right or remedy to require that any action be brought against Capital or any other person or entity before proceeding against USX.

                   ARTICLE II

        Section 2.01.  Binding Effect.  All guarantees
and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of USX and shall inure to the benefit of the Beneficiaries.

         Section 2.02.  Amendment.  So long as there
remains any Beneficiary of Capital, or any Preferred
Shares are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiaries and shareholders.


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        Section 2.03.  Notices.  Any notice, request or
other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                USX Capital LLC
                c/o USX Capital Management Company

                Facsimile No.:
                Attention:  Treasurer

                USX Corporation



                Facsimile No.:
                Attention:

        Section 2.04.  THIS AGREEMENT SHALL BE GOVERNED
BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF NEW YORK.

        THIS AGREEMENT is executed as of the day and year first above written.

                    USX CORPORATION

                    By _______________________________




                    USX CAPITAL LLC
                    By: USX Capital Management Company


                    By ________________________________

                        Treasurer


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